Exhibit 99.1

                  Hecla Reports Lowest Silver Cash Cost Ever,
      and Announces 200% Increase in Earnings from Operations Compared to
                            First Quarter Last Year



    COEUR D'ALENE, Idaho--(BUSINESS WIRE)--May 2, 2007--Hecla Mining Company (NYSE:HL) today reported net income of $8.1 million, or 7 cents per common share, on revenue of $53.1 million in the first quarter of 2007. First quarter production was 1.6 million ounces of silver and 36,330 ounces of gold, with all operations solidly on track to meet production estimates for the year of 6 million ounces of silver and 140,000 ounces of gold. The company's income from operations for the first quarter increased more than 200% compared to income from operations in the first quarter of 2006 of $2.5 million. First quarter 2006 net income results of $38.4 million also included a gain of $36.4 million attributable to the sale of investments.

    Hecla Mining Company President and Chief Executive Officer, Phillips S. Baker, Jr., said, "This is the start of another very profitable year for Hecla. Our Lucky Friday and Greens Creek silver mines are doing particularly well, with a combined average total cash cost for the first quarter of negative $1.12 per ounce due in part to robust prices for our by-product metals of zinc and lead, as well as the high quality of our ore bodies. Of course, it is our employees who make it all happen."

    The quarter also included cash generation by operating activities before exploration and pre-development expense of $21.4 million, compared to $4.6 million in the same period last year. Gross profit in the first quarter, primarily from the silver operations, was $16.4 million, compared to $11.7 million in the first quarter of 2006. Cash and short-term investments totaled $111.3 million at March 31. Since the end of the quarter, that total has been boosted by the receipt of approximately $45 million from the sale of the Hollister Development Block in April.

    FIRST QUARTER 2007 HIGHLIGHTS

    --  Net income of $8.1 million, or 7 cents per common share

    -- 1.6 million ounces of silver produced at an average total cash cost of $(1.12)

    -- 36,330 ounces of gold produced, with 31,479 ounces mined at the La Camorra Unit at an average total cash cost of $475

    -- Sale of Hecla's interest in the Hollister Development Block exploration project announced, with completion of the transaction occurring in the second quarter

    -- Hecla remains debt free, with significant cash and short-term investments on hand

    -- Encouraging exploration results received from the first hole drilled upward into the Lucky Friday "gap" area

    -- Pre-feasibility to study expansion potential at Lucky Friday underway

    -- Average prices for silver, gold, lead and zinc all significantly higher than one year ago

    Baker said, "In 2006, we reported the highest earnings and lowest cash costs for silver in the history of our 116-year-old company. We now have the potential to set another record in 2007. The price of silver in the first quarter averaged $13.31, 37% higher than the same period a year ago, and gold, lead and zinc also increased 17%, 45%, and 54%, respectively, during the same period. If these metals stay on this path and remain strong, as we expect they will, our cash and income generating levels could be even higher than last year. Hecla's low-risk, low-cost silver profile is where the majority of the value of the company lies. And even though our costs for gold production at our La Camorra Unit have risen from a year ago, our cash margin remains healthy because of the increase in the gold price."

    As a result of performance during the first quarter, Hecla is revising its guidance on estimates for the annual average cash cost per ounce of silver to less than $0.50 per ounce (earlier guidance gave an estimate of less than $1 per ounce), and maintaining its estimate for 2007 of an average gold cash cost of up to $440 per ounce.

    OPERATIONS AND EXPLORATION

    Lucky Friday -- The Lucky Friday silver mine in northern Idaho produced 852,113 ounces of silver during the first quarter, at an average total cash cost of $1.77 per ounce. Costs are dramatically lower than the average total cash cost during the first quarter of 2006 of $5.31 per ounce of silver, as a result of approximately 75% of all production now coming from the new 5900 level of this deep underground mine, as well as increased by-product metals prices. The mine is on track to produce more than 3 million ounces in 2007. The average grade of silver was about 11 ounces per ton, approximately the same as a year ago, but lower than the life-of-mine reserve grade as a result of mining longer strike lengths and wider faces to take advantage of the high base metals prices. Ore was mined at greater widths to include stringers that give access to zinc that otherwise would not be mined. This results in an economic benefit but temporarily lowers the silver grade, as anticipated.

    A 34% increase in silver resource at the Lucky Friday mine in 2006, to 117 million ounces, led to a positive scoping study to increase Lucky Friday's tonnage and production. Basic engineering on an internal shaft is beginning in the second quarter, with construction anticipated to start in 2008. A pre-feasibility study is underway to determine how the company can increase annual production, extend the mine life and increase the minable resource. Completion of the pre-feasibility study is expected next year. Assuming a positive outcome, work would subsequently begin on a feasibility study that could result in sinking an additional surface shaft and constructing a new mill.

    Meanwhile, underground exploration activities at Lucky Friday continue to produce positive results. Baker said, "The Lucky Friday mine has an unexplored gap of 2,500 feet along the structural trend above the current mining area, and below the historic mining near the surface. During the first quarter, we drilled one long hole up into that gap from the 4050 level of the mine. The material this hole intercepted is very significant and encouraging because it intersected at least six vein zones, which showed low to intermediate grades of silver, lead and zinc. It is very difficult to drill upward, and for safety reasons the hole was stopped while still encountering mineralization. The fact the mineralization is there is good news and lends encouragement to our theory that the veins we are mining in the Lucky Friday expansion area continue strongly in structures above, as well as below, our current workings. Our exploration below the current workings also continues to be successful, and I fully expect to increase our resource this year at depth as far as 7,200 feet below the surface, which is another 400 feet deeper than our currently identified resource. In addition, deeper drilling indicates the mineralization extends even further."

    Greens Creek -- The Greens Creek silver/zinc/lead/gold mine in Alaska is a joint venture with Rio Tinto. Hecla holds an approximate 30% interest in this extremely low-cost mine. Greens Creek produced 704,928 ounces of silver for Hecla's account during the first quarter, at a negative total average cash cost of $4.62 per ounce. Silver production was nearly 15% higher than the first quarter of 2006, along with slightly increased production of zinc and gold. The mine is expected to contribute about 2.8 million ounces of silver production to Hecla in 2007. Hecla is not the only one benefiting from high metals prices: smelter treatment charges at Greens Creek were about 16% higher than a year ago due to price participation clauses in the smelter contracts. In addition, some revenue from the mine, expected during the first quarter, was delayed into the second quarter due to a weather-related delay in shipping.

    At Greens Creek, an aggressive underground exploration drill program, utilizing three drills, is focused on expanding the high-grade 5250 zone to the north. The 5250 zone is at a higher elevation in the mine, but adjacent to underground workings. Late this year, these drills will move to the still-expanding West Gallagher zone, and to the NNW and East Ore zones to better define those existing resources. Preparations for an extensive surface exploration and drilling program for this summer is underway and will include the drilling of Little Sore, Upper and West Gallagher.

    La Camorra -- The La Camorra Unit in Venezuela produced 31,479 ounces of gold at an average total cash cost of $475 per ounce, on track for estimated production of 120,000 ounces of gold this year. Increased costs at La Camorra compared to costs in the first quarter of 2006 of $357 per ounce of gold are due primarily to fewer ounces of gold mined. The decreased production, caused by a lower average gold grade of 0.591 ounce of gold per ton compared to 0.701 ounce of gold per ton during the first quarter of last year, led to higher costs per ounce. Costs are expected to decrease later in the year, as gold production transitions away from the older La Camorra deposit to the new Mina Isidora deposit.

    Hecla continues to contribute to the improvement of the standard of living for the local, rural communities in the mine vicinity and has an ongoing program to foster good relationships with the various government ministries in Venezuela.

    San Sebastian and Mexico -- Hecla holds more than 340 square miles of contiguous concessions, called San Sebastian, in the state of Durango in central Mexico. Several promising precious metal targets will be drilled during the 2007 exploration season. During past exploration, more than 15 targets have been generated on the property for the long-term exploration effort on this extremely prospective property located in the middle of Mexico's prolific silver belt.

    Drilling continues on the St. Jude vein, where mineralized quartz veins have been defined and show some down-plunge continuity. This potential new resource is parallel to and within a kilometer of the Hugh zone, where a pre-feasibility study is being completed. Geophysical anomalies have recently been defined along trend of the past-producing Francine veins at the Nazareno and San Angel areas. Elsewhere on the property, drilling has identified isolated veins and shears in a newly identified, extensive area referred to as the Silver Anomaly, which lies southwest of the Hugh zone. Large and extensive soil sampling has also been completed southwest of the Francine vein in another new, promising area.

    Drilling has just begun on the large regional quartz veins at the Rio Grande property, located approximately 30 miles south of the San Sebastian property. Rio Grande consists of a series of high-grade veins and breccias that extend for over nine miles. Surface sampling of the veins has confirmed high-grade silver and gold, so we are now preparing for an extensive drill program in 2007.

    ENVIRONMENTAL

    In April, Hecla received notice from the US Bureau of Land Management (BLM) that a Hecla subsidiary, Rosebud Mining Company, LLC, had completed all the required reclamation for the Rosebud gold mine in Nevada, which Hecla had operated for four years, until the end of 2000. The BLM gave "sincere thanks to (Hecla employees) Ms. Cindy Moore and Mr. Rich Appling...for the excellent work they have done and the consistent cooperation that we have received during the life of this project. We look forward to working with The Rosebud Mining Company LLC in the future on any mineral actions that it decides to pursue on the public land that we manage." Hecla's Baker said, "This is a small example of the large commitment that Hecla and its people have given to good stewardship and environmental excellence at all our properties. We intend to continue to demonstrate through our current and future operations that quality mining operations and proper care for the environment go hand in hand."

    HOLLISTER SALE COMPLETED

    On February 21, 2007, Hecla announced it had entered into an agreement to sell its subsidiary, Hecla Ventures Corp., which holds Hecla's interest in the Hollister Development Block gold exploration project in Nevada, to its former partner in the project, a subsidiary of Great Basin Gold, Inc. On April 19, Hecla announced the completion of the transaction for $45 million in cash and 7,930,214 shares of Great Basin Gold with a market value at the time of closing of $18.6 million. Hecla had spent approximately $30 million over the past two years (most of which had been previously expensed) developing the project toward the earn-in requirement. The company anticipates booking a gain on the sale in the second quarter of 2007 of approximately $63 million.

    OPPORTUNITIES

    With the proceeds of the Hollister sale, Hecla has a significant amount of cash and short-term investments and remains debt free. Baker said, "Our cash on hand and our ability to generate significantly more cash through our operations this year puts us in an excellent position to fully fund our aggressive exploration program and any capital development planned for current operations. In addition, we are considering property submissions we receive and acquisition opportunities." Baker concluded, "Hecla's share price has outperformed that of our silver peers, the silver exchange traded fund and the gold indices over the past three months. We take that as a signal that the market has recognized our undervalued position and is just now starting to realize our future potential cash and income generating abilities. Our upside continues with our expectation of adding additional resources through our focused exploration program, where we plan to spend upwards of $22 million this year. And our robust financial position will enable us to take advantage of the right acquisition or partnership opportunity when it arises."

    Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines, processes and explores for silver and gold in the United States, Venezuela and Mexico. A 116-year-old company, Hecla has long been well known in the mining world and financial markets as a quality silver and gold producer. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.

    Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

    Cautionary Note to Investors -- The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as "resource," "reserve," and "inferred resource" that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

    Hecla Mining Company news releases can be accessed on the Internet at: http://www.hecla-mining.com



                         HECLA MINING COMPANY
  (dollars in thousands, except per share, per ounce and per pound amounts - unaudited)

                                              First Quarter Ended
                                          ----------------------------
HIGHLIGHTS                                Mar. 31, 2007  Mar. 31, 2006
FINANCIAL DATA

Sales:
Silver operations (1)                     $     33,100   $     24,215
Gold operations                                 20,045         15,575
                                          -------------  -------------
  Total sales                             $     53,145   $     39,790

Gross Profit:
Silver operations (1)                     $     16,018   $      9,986
Gold operations                                    404          1,747
                                          -------------  -------------
  Total gross profit                      $     16,422   $     11,733

Net income                                $      8,143   $     38,394
Income applicable to common shareholders  $      8,005   $     38,256
Basic income per common share             $       0.07   $       0.32
Net cash provided by operating activities
 before exploration and pre-development
 expenses (2)                             $     21,379   $      4,579


PRODUCTION SUMMARY - TOTALS

Silver - Ounces                              1,557,041      1,240,886
Gold - Ounces                                   36,330         42,419
Lead - Tons                                      6,301          5,209
Zinc - Tons                                      6,647          5,569
Average cost per ounce of silver
 produced(1):
  Cash operating costs ($/oz.)                   (1.51)          1.80
  Total cash costs ($/oz.) (3)                   (1.12)          2.05
  Total production costs ($/oz.)                  0.88           4.19
Average cost per ounce of gold
 produced(4):
  Cash operating costs ($/oz.)                     455            348
  Total cash costs ($/oz.) (3)                     475            357
  Total production costs ($/oz.)                   631            508

AVERAGE METAL PRICES

Silver - London Fix ($/oz.)                      13.31           9.69
Gold - London Final ($/oz.)                        650            554
Lead - LME Cash ($/pound)                         0.81           0.56
Zinc - LME Cash ($/pound)                         1.57           1.02

(1) Includes zinc, lead and gold produced at silver properties, which are treated as by-product credits in the calculation of silver costs per ounce.

(2) Net cash provided by operating activities before exploration and pre-development expenses represents a non-U.S. generally accepted accounting principle (GAAP) measurement. The following table presents a reconciliation between cash flow provided by (used in) operating activities to non-GAAP net cash provided by operating activities before exploration and pre-development expenses for the quarters ended March 31, 2007 and 2006:

    Cash flow provided by (used in)
     operating activities                 $     16,365   $       (303)
    Add exploration                              4,063          3,388
    Add pre-development expenses                   951          1,494
                                          -------------  -------------
    Net cash provided by operating
     activities before exploration and
     pre-development expenses             $     21,379   $      4,579
                                          =============  =============

(3) Total cash costs per ounce of silver and gold represent non-U.S. generally accepted accounting principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs (GAAP) can be found in the cash costs per ounce reconciliation section of this news release. For additional information, see note (1) on the cash costs per ounce reconciliation section.

(4) Includes revenue from gold produced from third-party mining operations located near the La Camorra mine and Mina Isidora, which is treated as a by-product credit and included in the calculation of gold costs per ounce.




                         HECLA MINING COMPANY
                Consolidated Statements of Operations
    (dollars and shares in thousands, except per share amounts -
                              unaudited)

                                              First Quarter Ended
                                          ----------------------------
                                          Mar. 31, 2007  Mar. 31, 2006
                                          -------------  -------------

Sales of products                         $     53,145   $     39,790
                                          -------------  -------------
Cost of sales and other direct production
 costs                                          28,886         19,910
Depreciation, depletion and amortization         7,837          8,147
                                          -------------  -------------
                                                36,723         28,057
                                          -------------  -------------
Gross profit                                    16,422         11,733
                                          -------------  -------------

Other operating expenses:
  General and administrative                     3,185          3,100
  Exploration                                    4,063          3,388
  Pre-development expenses                         951          1,494
  Depreciation and amortization                    179            309
  Other operating expenses                        (166)           240
  Provision for closed operations and
   environmental matters                           653            715
                                          -------------  -------------
                                                 8,865          9,246
                                          -------------  -------------
Income from operations                           7,557          2,487
                                          -------------  -------------

Other income (expense):
  Gain on sale of investments                      - -         36,422
  Interest and other income                      1,449            607
  Interest expense                                 (74)          (127)
                                          -------------  -------------
                                                 1,375         36,902
                                          -------------  -------------

Income from operations, before income
 taxes                                           8,932         39,389
Income tax provision                              (789)          (995)
                                          -------------  -------------

Net income                                       8,143         38,394
Preferred stock dividends                         (138)          (138)
                                          -------------  -------------

Income applicable to common shareholders  $      8,005   $     38,256
                                          =============  =============

Basic and diluted income per common share $       0.07   $       0.32
                                          =============  =============

Basic weighted average number of common
 shares outstanding                            119,951        118,756

Diluted weighted average number of common
 shares outstanding                            120,526        119,288




                         HECLA MINING COMPANY
                     Consolidated Balance Sheets
            (dollars and shares in thousands - unaudited)

                                          Mar. 31, 2007  Dec. 31, 2006
ASSETS

Current assets:
  Cash and cash equivalents               $     85,534   $     75,878
  Short-term investments and securities
   held for sale                                25,805         25,455
  Accounts and notes receivable                 23,076         26,647
  Inventories                                   21,029         22,305
  Deferred taxes                                11,822         11,822
  Other current assets                           4,737          3,454
                                          -------------  -------------
      Total current assets                     172,003        165,561
Investments                                      7,344          6,213
Restricted cash and investments                 21,872         21,286
Properties, plants and equipment, net          118,953        125,986
Other noncurrent assets                         25,547         27,223
                                          -------------  -------------

Total assets                              $    345,719   $    346,269
                                          =============  =============

LIABILITIES

Current liabilities:
  Accounts payable and accrued expenses   $     20,607   $     24,238
  Accrued payroll and related benefits          13,205         15,036
  Accrued taxes                                  6,412          5,678
  Current portion of accrued reclamation
   and closure costs                             7,269          7,365
                                          -------------  -------------
      Total current liabilities                 47,493         52,317
Accrued reclamation and closure costs           57,991         58,539
Other noncurrent liabilities                    11,051         10,685
                                          -------------  -------------

Total liabilities                              116,535        121,541
                                          -------------  -------------

SHAREHOLDERS' EQUITY

Preferred stock                                     39             39
Common stock                                    30,063         29,957
Capital surplus                                516,327        513,785
Accumulated deficit                           (319,517)      (327,522)
Accumulated other comprehensive income           2,703          8,900
Treasury stock                                    (431)          (431)
                                          -------------  -------------

Total shareholders' equity                     229,184        224,728
                                          -------------  -------------

Total liabilities and shareholders'
 equity                                   $    345,719   $    346,269
                                          =============  =============

Common shares outstanding at end of
 period                                        120,195        119,771
                                          =============  =============




                         HECLA MINING COMPANY
                Consolidated Statements of Cash Flows
                  (dollars in thousands - unaudited)

                                              First Quarter Ended
                                          ----------------------------
                                          Mar. 31, 2007  Mar. 31, 2006
OPERATING ACTIVITIES

Net income                                $      8,143   $     38,394
Noncash elements included in net income
 (loss):
  Depreciation, depletion and
   amortization                                  8,016          8,456
  Gain on sale of investments                      - -        (36,422)
  Gain on disposition of properties,
   plants and equipment                            (29)           (22)
  Gain on sale of royalty interests                - -           (341)
  Provision for reclamation and closure
   costs                                            85             98
  Provision for inventory obsolescence             (30)           820
  Stock compensation                               227            271
Change in assets and liabilities:
  Accounts and notes receivable                  3,571         (7,059)
  Inventories                                    1,048         (3,373)
  Other current and noncurrent assets              393         (2,098)
  Accounts payable and accrued expenses         (3,630)          (352)
  Accrued payroll and related benefits          (1,831)           456
  Accrued taxes                                    734            976
  Accrued reclamation and closure costs
   and other noncurrent liabilities               (332)          (107)
                                          -------------  -------------
Net cash provided by (used in) operating
 activities                                     16,365           (303)
                                          -------------  -------------

INVESTING ACTIVITIES

Additions to properties, plants and
 equipment                                      (7,875)        (7,885)
Proceeds from sale of investments                  - -         57,423
Purchase of equity securities                     (181)           - -
Purchase of short-term investments             (13,750)       (20,200)
Maturities of short-term investments            13,400          8,200
Decrease (Increase) in restricted
 investments                                      (586)          (236)
                                          -------------  -------------
Net cash provided by (used in) investing
 activities                                     (8,992)        37,302
                                          -------------  -------------

FINANCING ACTIVITIES

Common stock issued under stock option
 plans                                           2,421            846
Dividends paid to preferred shareholders          (138)          (138)
Other financing activities                         - -             81
Borrowings on debt                                 - -          4,060
Repayments of debt                                 - -         (6,000)
                                          -------------  -------------
Net cash provided by (used in) financing
 activities                                      2,283         (1,151)
                                          -------------  -------------

Net increase in cash and cash equivalents        9,656         35,848
Cash and cash equivalents at beginning of
 period                                         75,878          6,308
                                          -------------  -------------

Cash and cash equivalents at end of
 period                                   $     85,534   $     42,156
                                          =============  =============




                         HECLA MINING COMPANY
                           Production Data

                                              First Quarter Ended
                                          ----------------------------
                                          Mar. 31, 2007  Mar. 31, 2006

LUCKY FRIDAY UNIT

Tons of ore processed                           84,848         63,724
Mining cost per ton                       $      51.34    $     51.13
Milling cost per ton                      $      10.66    $     11.38
Ore grade milled - Silver (oz./ton)              10.95          11.01
Silver produced (oz.)                          852,113        626,792
Lead produced (tons)                             4,746          3,594
Zinc produced (tons)                             2,045          1,032
Average cost of silver produced (1):
  Cash operating costs                    $       1.51    $      5.30
  Total cash costs (2)                    $       1.77    $      5.31
  Total production costs                  $       2.88    $      6.39
Capital additions (in thousands)          $      2,936    $     2,101

GREENS CREEK UNIT (Reflects Hecla's 29.73% share)

Tons of ore milled                              54,354         51,888
Mining cost per ton                       $      36.56    $     34.52
Milling cost per ton                      $      26.62    $     23.79
Ore grade milled - Silver (oz./ton)              16.38          15.53
Silver produced (oz.)                          704,928        614,094
Gold produced (oz.)                              4,852          4,728
Lead produced (tons)                             1,555          1,615
Zinc produced (tons)                             4,602          4,537
Average cost per ounce of silver
 produced(1):
  Cash operating costs                    $      (5.15)   $     (1.78)
  Total cash costs (2)                    $      (4.62)   $     (1.28)
  Total production costs                  $      (1.54)   $      1.95
Capital additions (in thousands)          $      1,911    $     1,987

LA CAMORRA UNIT

Tons of ore processed                           60,630         54,547
Mining cost per ton                       $     147.84    $    123.24
Milling cost per ton                      $      23.99    $     16.59
Ore grade milled - Gold (oz./ton)                0.591          0.701
Gold produced (oz.)                             31,479         37,620
Average cost per ounce of gold produced:
  Cash operating costs                    $        455    $       348
  Total cash costs (2)                    $        475    $       357
  Total production costs                  $        631    $       508
Capital additions (in thousands)          $      2,862    $     3,705

(1) Gold, lead and zinc produced have been treated as a by-product credit in calculating silver costs per ounce.

(2) Total cash costs per ounce of silver and gold represent non-U.S. generally accepted accounting principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.




                         HECLA MINING COMPANY
    Reconciliation of Cash Costs per Ounce to Generally Accepted
                    Accounting Principles (GAAP)(1)
   (dollars and ounces in thousands, except per ounce - unaudited)

                                              First Quarter Ended
                                          ----------------------------
                                          Mar. 31, 2007  Mar. 31, 2006
GOLD OPERATIONS

Total cash costs                          $     14,710   $     13,209
Divided by gold ounces produced                     31             37
                                          -------------  -------------
  Total cash cost per ounce produced      $        475   $        357
                                          =============  =============
Reconciliation to GAAP (2):
  Total cash costs                        $     14,710   $     13,209
  Depreciation                                   4,770          5,531
  Treatment & freight costs                     (1,377)        (1,594)
  By-product credits                               477            410
  Change in product inventory                      705         (3,711)
  Reduction in labor costs                         331            - -
  Reclamation, severance and other costs            25            (16)
                                          -------------  -------------
  Costs of sales and other direct
   production costs and depreciation,
   depletion and amortization (GAAP)      $     19,641   $     13,829
                                          =============  =============

SILVER OPERATIONS

Total cash costs                          $     (1,749)  $      2,540
Divided by silver ounces produced                1,557          1,241
                                          -------------  -------------
  Total cash cost per ounce produced      $      (1.12)  $       2.05
                                          =============  =============
Reconciliation to GAAP:
  Total cash costs                        $     (1,749)  $      2,540
  Depreciation, depletion and
   amortization                                  3,067          2,616
  Treatment & freight costs                     (8,461)        (6,953)
  By-product credits                            24,832         15,327
  Change in product inventory                     (652)           653
  Reclamation, severance and other costs            45             45
                                          -------------  -------------
  Costs of sales and other direct
   production costs and depreciation,
   depletion and amortization (GAAP)      $     17,082   $     14,228
                                          =============  =============

GREENS CREEK UNIT (Reflects Hecla's 29.73% share)

Total cash costs                          $     (3,258)  $       (788)
Divided by silver ounces produced                  705            614
                                          -------------  -------------
  Total cash cost per ounce produced      $      (4.62)  $      (1.28)
                                          =============  =============
Reconciliation to GAAP:
  Total cash costs                        $     (3,258)  $       (788)
  Depreciation, depletion and
   amortization                                  2,131          1,943
  Treatment & freight costs                     (5,036)        (4,342)
  By-product credits                            14,200         10,326
  Change in product inventory                     (173)          (217)
  Reclamation, severance and other costs            39             42
                                          -------------  -------------
  Costs of sales and other direct
   production costs and depreciation,
   depletion and amortization (GAAP)      $      7,903   $      6,964
                                          =============  =============

LUCKY FRIDAY UNIT

Total cash costs                          $      1,509   $      3,328
Divided by silver ounces produced (3)              852            627
                                          -------------  -------------
  Total cash cost per ounce produced      $       1.77   $       5.31
                                          =============  =============
Reconciliation to GAAP:
  Total cash costs                        $      1,509   $      3,328
  Depreciation, depletion and
   amortization                                    936            673
  Treatment & freight costs                     (3,425)        (2,611)
  By-product credits                            10,632          5,001
  Change in product inventory                     (479)           (36)
  Reclamation and other costs                        6              3
                                          -------------  -------------
  Costs of sales and other direct
   production costs and depreciation,
   depletion and amortization (GAAP)      $      9,179   $      6,358
                                          =============  =============

RECONCILIATION TO GAAP, ALL OPERATIONS

  Total cash costs                        $     12,961   $     15,749
  Depreciation, depletion and
   amortization                                  7,837          8,147
  Treatment & freight costs                     (9,838)        (8,547)
  By-product credits                            25,309         15,737
  Reduction in labor costs (3)                     331            - -
  Change in product inventory                       53         (3,058)
  Reclamation and other costs                       70             29
                                          -------------  -------------
  Costs of sales and other direct
   production costs and depreciation,
   depletion and amortization (GAAP)      $     36,723   $     28,057
                                          =============  =============

(1) Cash costs per ounce of silver or gold represent non-U.S. generally accepted accounting principles (GAAP) measurements that the company believes provide management and investors an indication of net cash flow, after consideration of the realized price received for production sold. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. "Total cash cost per ounce" is a measure developed by gold companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization are the most comparable financial measures calculated in accordance with GAAP to total cash costs.

(2) Costs per ounce of gold are based on the gold produced by the La Camorra mine and our Block B concessions only. During the quarters ended March 31, 2007 and 2006, gold produced from third-party mining operations located near the La Camorra mine and Block B concessions was treated as a by-product credit and included in the calculation of gold costs per ounce.

(3) Incentives have been offered at the La Camorra mine for voluntary reduction of the workforce. During the quarter ended March 31, 2007, these costs of sales and other direct production costs of $0.3 million were not included in the determination of total cash costs for gold operations.



    CONTACT: Hecla Mining Company
             Vicki Veltkamp, 208/769-4128
             vice president - investor and public relations